Exhibit 19

Insider Trading Policy

I.
PURPOSE

It is the policy of Stepan Company (the “Company”) to comply with, and promote compliance by the officers and employees of the Company and each of the Company’s subsidiaries and members of the Company’s Board of Directors with, all securities laws, rules and regulations applicable to the Company.

II.
SCOPE

This Insider Trading Policy (this “Policy”) is applicable to all officers and employees of the Company and each of the Company’s subsidiaries, and all members of the Company’s Board of Directors. Additional restrictions are imposed on Restricted Persons (as defined in Section III).

Individuals subject to this Policy are responsible for ensuring that their Related Parties also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

III.
DEFINITIONS
(A)
“Company Securities” include the Company’s common stock, preferred stock, bonds, notes, debentures, convertible securities and derivative securities such as stock options, stock appreciation rights, restricted stock units, warrants, stock awards and performance grants.
(B)
“Insider” includes any person who possesses Material Nonpublic Information (as defined below). Insiders can include Company officers and employees, members of the Company’s Board of Directors, independent contractors, consultants and those persons in a special relationship with the Company (e.g., outside auditors, outside legal counsel and consultants). Insiders have independent fiduciary duties to their company and its stockholders not to trade on Material Nonpublic Information relating to the company’s securities. The definition of an Insider is transaction specific; that is, an individual is an Insider with respect to any Material Nonpublic Information of which such individual is aware.
(C)
“Material Information” is information about a company where there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to significantly alter the total mix of available information about the company. Information is also considered Material Information if it could reasonably be expected to have a significant effect on the market price of the security. Material Information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Because any transaction in securities that becomes subject to scrutiny under federal securities laws will be evaluated after the fact with the benefit of hindsight, an Insider should carefully consider how his or her transaction may be construed in hindsight. Questions concerning the materiality of particular information should be resolved in favor of materiality and trading should be avoided. If you are unsure whether information is material, you should consult the Company’s General Counsel or their designee before trading in or recommending securities to which that information relates.

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Insider Trading Policy

(D)
“Material Nonpublic Information” is information that satisfies the definition of Material Information and has not been made available to the general public (see definition of Nonpublic Information below).
(E)
“Nonpublic Information,” whether or not material, is information that has not been made available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to the public, such as a broadly disseminated press release, or through such media or other sources as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, through a broadcast on widely available radio or television programs, through publication in a widely available newspaper, magazine or news website, through a Regulation FD-compliant conference call or through a Securities and Exchange Commission (“SEC”) filing.

The circulation of rumors, even if accurate and reported in the media or social media, does not constitute effective public dissemination. Also, even after a public announcement of Material Information, a reasonable period of time must have elapsed to allow the information to be fully disclosed to the general public and to allow the investing public to fully absorb the information. Generally, one should allow approximately two full trading days following public announcement before transacting in Company Securities.

As with questions of materiality, if you are not sure whether information is considered public, you should consult the Company’s General Counsel or their designee before trading in or recommending securities to which that information relates.

(F)
“Related Parties” are (i) all members of your family or other persons living in your household (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), (ii) family members who do not live in your household but whose transactions in Company Securities you direct or otherwise influence or control, and (iii) partnerships in which you are a general partner, trusts of which you are a trustee, and estates of which you are an executor.
(G)
“Restricted Persons” are all members of the Company’s Board of Directors, all of the Company’s executive officers, Company employees at or above Salary Grade L or its equivalent, all employees in the Corporate Finance Department, the senior finance employee for each Company business segment and each Company subsidiary, certain members of the Company’s Legal Department (as designated by the Company’s General Counsel) and such other persons as the Company’s Chief Executive Officer, Chief Financial Officer and/or General Counsel may designate from time to time. Such Restricted Persons are subject to additional restrictions as set forth in Section V of this Policy.
(H)
“Tipping” is the communication by an Insider or a Related Party of Material Nonpublic Information to a third party (“Tippee”).

Tippees possess an Insider’s duties and are liable for trading on Material Nonpublic Information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of the Tippees to whom they provide Material Nonpublic Information, Tippees will also be liable for the insider trading of others to whom they pass Material Nonpublic Information and trade on such information. Tippees can obtain Material Nonpublic Information by receiving overt Tips from others or through, among other things, conversations at social, business or other gatherings.

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Insider Trading Policy

(I)
“Trading” includes the “purchase” and “sale” of securities, both of which are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash‑for-stock transactions, conversions, the exercise of stock options and/or stock appreciation rights, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
IV.
POLICY
(A)
General: No Insider nor any Related Party in possession of Material Nonpublic Information relating to the Company may engage in transactions involving Company Securities, including the purchase or sale of Company Securities, or engage in any other action to take advantage of, or pass on, the Material Nonpublic Information to others.

(B) Tipping: No Insider or Related Party shall directly or indirectly Tip Material Nonpublic Information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

(C) Trading in Other Securities: No person subject to this Policy may trade or recommend that another person trade in the securities of another company if the person learns of Material Nonpublic Information about the other company in the course of his or her employment or association with the Company until such information becomes generally available to the public and a sufficient period of time has elapsed to allow the investing public to fully absorb the information.

(D) Post-Termination Transactions: If you are aware of Material Nonpublic Information when your employment or service relationship with the Company terminates, you may not trade or Tip using such Material Nonpublic Information until such information has become public or is no longer material. The Company recommends that a Restricted Person whose employment or directorship terminates should continue to comply with the restrictions specified in Section V(A) until the expiration of the next full Quarterly Blackout Period following the termination. The General Counsel may recommend that a Restricted Person comply with Additional Blackout Periods following the termination of the Restricted Person’s employment or directorship.

V. RESTRICTED PERSON POLICY

(A) Blackout Periods

(1) Quarterly Blackout Periods

No Restricted Person shall purchase or sell (or make an election to purchase or sell or modify an election to purchase or sell) any security of the Company during the period beginning on the 16th calendar day of the last month of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter (such period a “Quarterly Blackout Period”) or during any other trading suspension period declared by the Company, except for:

•
exercises of stock options or other equity awards, the surrender of shares to the Company

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Insider Trading Policy

in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity plan and equity award agreement, or vesting of equity-based awards that do not involve a market sale of Company Securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of Company Securities, and therefore would not qualify under this exception);
•
grants of stock appreciation rights, restricted stock units, performance share units or stock options by the Company to any member of the Board of Directors, officer, employee or consultant pursuant to a stockholder-approved equity compensation plan or as otherwise permitted under New York Stock Exchange listing standards as an inducement grant;
•
delivery of Company Securities upon settlement of a restricted stock unit or a performance share unit in accordance with the terms established at the time of grant;
•
with the prior approval of the Company’s General Counsel or their designee, certain bona fide gifts of Company Securities; and
•
purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan (including automatic payroll deductions in the Company’s Employee Stock Purchase Plan, if any, pursuant to a contribution election) entered into while the purchaser or seller, as applicable, was unaware of any Material Nonpublic Information and which contract, instruction or plan (a) meets all requirements of the affirmative defense provided by Rule 10b5-1 (such as any purchase or sale of Company Securities made pursuant to an approved 10b5-1 Trading Plan, as described in Section VII below), (b) was pre-cleared in advance pursuant to this Policy and (c) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

The trading restrictions set forth in this Policy also apply to the sale of restricted stock, performance shares or shares acquired upon settlement of restricted stock units or performance share units. Accordingly, if restricted stock or performance shares vest, shares are delivered in settlement of restricted stock units or performance share units or such stock otherwise becomes taxable during a period in which the trading restrictions apply, the Company will automatically withhold shares otherwise deliverable for purposes of satisfying any tax withholding obligation for Restricted Persons.

An individual with an account under the Stepan Company Management Incentive Plan (as amended, the “Plan”), may not elect to transfer pursuant to the Plan all or a portion of the balance of his or her Company Stock Account (as defined in the Plan) to his or her General Investment Account (as defined in the Plan), or vice versa, during a Blackout Period.

(2) Additional Blackout Periods

From time to time, the General Counsel may require that officers, directors, employees or others suspend transactions in Company Securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in Company Securities while the suspension is in effect (such suspension an “Additional Blackout Period” and, together with Quarterly Blackout Periods, “Blackout Periods”), and should not disclose to others that the Company has suspended trading.

Exceptions to the blackout period policy may be approved only by the Company’s General

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Insider Trading Policy

Counsel or their designee.

(B) Pre-Clearance

Each Restricted Person must obtain prior clearance from the Company’s General Counsel or their designee before the Restricted Person or a Related Party (each a “Pre-Clearance Person”) makes any purchase, sale or gift of Company Securities, including any exercise of stock options or stock appreciation rights. No pre-clearance is required for purchases made pursuant to the Company’s Employee Stock Purchase Plan, an approved 10b5‑1 Trading Plan (described in Section VII below) or stock option exercises paid with cash (provided, if the exercise requires the withholding of shares to pay for the exercise itself or the payment of any taxes, pre-clearance is required).

A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.) and, for executive officers and members of the Company’s Board of Directors, the number of shares or other securities to be involved. In addition, the Pre‑Clearance Person must confirm (in a manner approved by the General Counsel) that the Pre-Clearance Person is not aware of Material Nonpublic Information about the Company. Each proposed transaction will be evaluated by the Company’s General Counsel or their designee, to determine if it raises any insider trading concerns or other concerns under the federal or state securities laws and regulations. The General Counsel or their designee shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer, Chief Financial Officer or their designees shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.

The proposed transaction must occur within the lesser of five trading days or seven calendar days after receiving pre‑clearance. Receiving pre-clearance does not permit the trading of Company Securities by Restricted Persons and their respective Related Parties who are in possession or aware of Material Nonpublic Information. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of Material Nonpublic Information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.

None of the Company, the General Counsel or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section V(B). Notwithstanding any pre‑clearance of a transaction pursuant to this Section V(B), none of the Company, the General Counsel or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

VI. ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, the following transactions are prohibited by this Policy:

•
Sales of Company Securities that the Insider does not own at the time of sale, or sales of Company Securities against which the Insider does not deliver the shares within 20 days

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Insider Trading Policy

after the sale (“Short Sales”) of Company Securities;
•
Transactions in puts, calls or similar derivative securities involving Company Securities on an exchange or in any other organized market;
•
All hedging transactions involving Company Securities, including zero cost collars and forward sale contracts; and
•
Holding Company Securities in a margin account as collateral for a margin loan.

In addition, the Company will not arrange with brokers to administer cashless exercises of equity awards on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (1) the director or officer retains a broker independently of the Company, (2) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (3) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+2 cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. For the avoidance of doubt, this Section VI does not prohibit a director or executive officer from instructing Fidelity Investments, or any affiliated or successor entity that administers Company equity compensation awards, to execute cashless exercises of his or her equity awards.

VII. RULE 10b5-1 TRADING PLANS

(A)
Overview

Officers, directors and employees may adopt an agreement or plan (a “10b5-1 Trading Plan”) that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with a broker that outlines a pre-set plan for trading Company Securities, provided that (a) the person entered into or adopted the agreement or plan at a time when he or she was not aware of Material Nonpublic Information, (b) the agreement or plan has met all guidelines, policies and procedures established by the Company, and (c) the person acts in good faith with respect to the 10b5-1 Trading Plan from the time of adoption through the duration of the plan.

The initiation of, and any amendment or modification to, any such 10b5-1 Trading Plan will be deemed to be a transaction in Company Securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in Company Securities. Each such 10b5-1 Trading Plan, and any amendment or modification thereof, must be submitted to and pre-approved by the Company’s General Counsel or their designee, who may impose such conditions on the implementation and operation of the 10b5-1 Trading Plan as the General Counsel or their designee deems necessary or advisable. However, compliance of the 10b5-1 Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the 10b5-1 Trading Plan are the sole responsibility of the person initiating the 10b5-1 Trading Plan, not the Company or any Company employee. Trades executed pursuant to a 10b5-1 Trading Plan adopted in accordance with this Policy are not subject to the prohibition on trading on the basis of Material Nonpublic Information contained in this Policy or to the pre-clearance restrictions set forth above.

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Insider Trading Policy

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company Securities, even pursuant to a previously approved 10b5‑1 Trading Plan, if the General Counsel, in their discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy.

(B) Adoption of 10b5-1 Trading Plans

A 10b5-1 Trading Plan must take the form of a binding contract, instruction or written plan that specifies the amount, price and date on which Company Securities are to be purchased or sold and that is intended to satisfy the affirmative defenses of Rule 10b5-1, and the Rule 10b5-1 Trading Plan must be established at a time when the person adopting the 10b5-1 Trading Plan does not possess Material Nonpublic Information. Arrangements under the rule may specify amount, price and date through a formula or may specify trading parameters that another person has discretion to administer, but the person adopting the 10b5-1 Trading Plan must not exercise any subsequent discretion affecting the transactions, and if his or her broker or any other person exercises discretion in implementing the trades, the person adopting the 10b5‑1 Trading Plan must not influence this other person’s actions and the other person must not possess any Material Nonpublic Information at the time of the trades.

Upon adopting a 10b5-1 Trading Plan, an officer or director must certify in writing that he or she is not aware of any Material Nonpublic Information and is adopting the plan in good faith and not as part of a plan or scheme to avoid the prohibitions against illegal insider trading.

Trades pursuant to a 10b5-1 Trading Plan generally may occur at any time. However, this Policy requires the following cooling-off periods between the establishment or amendment or modification of a 10b5-1 Trading Plan and commencement of any transactions under such plan:

•
Any 10b5-1 Trading Plan adopted, amended or modified by a director or and executive officer of the Company must include a cooling-off period beginning on the date of plan adoption or modification and ending on the later of (1) 90 days thereafter and (2) two business days following filing of a Form 10-Q or Form 10-K by the Company covering the financial reporting period in which the plan was adopted or modified, but in no event later than 120 days after the adoption or modification.
•
Any 10b5-1 Trading Plan adopted, amended or modified by any other employee of the Company must include a cooling-off period beginning on the date of plan adoption or modification and ending 30 days thereafter.

A 10b5-1 Trading Plan can be established for a single trade or a series of trades. However, a person may rely on the protections of Rule 10b5-1 for only one single-trade plan (a plan designed to effect the open-market purchase or sale of the total amount of securities in a single transaction) within any consecutive 12-month period. Single-trade plans authorizing only sell-to-cover transactions (i.e., an arrangement that authorizes the sale of only enough securities necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award where the person does not otherwise exercise control over the timing of such sales) are exempt from the foregoing limitation.

A person may not adopt multiple overlapping 10b5-1 Trading Plans, except as permitted by Rule 10b5-1.

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Insider Trading Policy

(C) Revocation of and Amendments or Modifications to 10b5-1 Trading Plans

Revocation of or amendments or modifications to 10b5-1 Trading Plans should occur only in unusual circumstances. No revocation, amendment or other modification of a 10b5-1 Trading Plan may be made without the prior review and approval of the General Counsel or their designee. Once a 10b5-1 Trading Plan has been revoked, the participant should wait at least 90 days before establishing a new 10b5‑1 Trading Plan.

In the event the Restricted Person or other employee party to a 10b5-1 Trading Plan desires to amend, modify, suspend or terminate his or her respective 10b5-1 Trading Plan, such amendment, modification, suspension or termination must be (a) reviewed and approved in advance by the General Counsel or their designee and in compliance with all guidelines, policies and procedures established by the Company, and (b) implemented at a time when the employee was not aware of Material Nonpublic Information. 10b5-1 Trading Plan amendments and modifications are subject to the cooling-off periods required by Section VII(B).

Under certain circumstances, a 10b5-1 Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause transactions under the 10b5-1 Trading Plan to either to violate the law or to have an adverse effect on the Company. The General Counsel, their designee or the administrator of the Company’s stock plans is authorized to notify the broker in such circumstances.

(D) Section 16 Reporting

The use of a 10b5-1 Trading Plan does not exempt participants from complying with the reporting rules of Section 16 of the Exchange Act (“Section 16”), or liability for short-swing trades. Although transactions effected under a 10b5-1 Trading Plan will not require further pre-clearance at the time of the trade, any transaction made pursuant to a 10b5‑1 Trading Plan of a Section 16 reporting person must be reported promptly to the General Counsel or their designee to assist in the preparation and filing of a required Form 4.

(E) Periodic Reporting

The Company will disclose in each periodic report filed with the SEC all trading plans adopted, modified or terminated by officers or directors during the previous quarter covered by the report. The Company’s disclosures will include (1) the name and title of the officer or director, (2) the date of adoption or termination, (3) the duration of the plan and (4) the aggregate amount of securities to be sold or purchased under the plan. The Company may also make a public announcement that trading plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular 10b5-1 Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a 10b5‑1 Trading Plan.

(F) Prohibited Transactions

The transactions prohibited under Section VI of this Policy may not be carried out through a 10b5-1 Trading Plan or other arrangement or trading instruction involving potential sales or purchases of Company Securities.

(G) Limitation on Liability

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Insider Trading Policy

Neither the Company nor any Company employee will have any liability for any delay in reviewing, or refusal of, a 10b5-1 Trading Plan submitted pursuant to this Section VII. Notwithstanding any review of a 10b5-1 Trading Plan pursuant to this Section VII, neither the Company nor any Company employee assumes any liability for the legality or consequences relating to such 10b5-1 Trading Plan to the person adopting such 10b5-1 Trading Plan.

VIII. POLICY COMPLIANCE

(A) Policy Governance

This Policy is enacted under the Corporate Policy Governance Policy and is subject to its provisions.

(B) Audits

The Ethics and Compliance Department or the Internal Audit Department may direct audits of various departments, people, and Stepan sites to ensure compliance with this Policy.

(C) Failure to Comply

Every Company executive officer, employee and member of the Company’s Board of Directors has the individual responsibility to comply with this Policy and federal and state securities laws and regulations and not engage in insider trading. The Company expects strict compliance by all persons subject to this Policy, and appropriate judgment should be exercised in connection with any transactions in Company Securities.

The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Penalties for trading on or Tipping Material Nonpublic Information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•
SEC administrative sanctions;
•
Securities industry self-regulatory organization sanctions;
•
Civil injunctions;
•
Damage awards to private plaintiffs;
•
Disgorgement of all profits;
•
Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
•
Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person);
•
Criminal fines for individual violators; and
•
Jail sentences.

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Insider Trading Policy

Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

A violation of law, or even an investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Any such violation or investigation may also have significant negative impact on the public perception and the reputation of the Company.

Violators of this Policy are subject to appropriate disciplinary action by the Company, including ineligibility for future participation in the Company’s equity-based compensation plans or termination of employment.

VII. REQUESTS FOR ADDITIONAL INFORMATION/INTERPRETATION

All questions regarding this Policy should be directed to the Company’s General Counsel or their designee.

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